Exhibit 99.1
CVR Energy Reports Third Quarter 2025 Results
•Net income attributable to CVR Energy stockholders of $374 million compared to a net loss attributable to CVR Energy stockholders of $124 million in the third quarter 2024
•EBITDA of $625 million compared to EBITDA loss of $35 million in the third quarter 2024
•Adjusted EBITDA of $180 million compared to $63 million in the third quarter 2024
•$488 million liability removed from balance sheet due to the EPA’s August 2025 decision granting full or partial waivers for Wynnewood Refining Company, LLC for certain historical periods
•Prepaid $20 million in principal of the Term Loan in July 2025
•CVR Partners announced a cash distribution of $4.02 per common unit
SUGAR LAND, Texas (October 29, 2025) – CVR Energy, Inc. (NYSE: CVI, “CVR Energy” or the “Company”) today announced its third quarter 2025 results including earnings per diluted share of $3.72 and adjusted earnings per diluted share of 40 cents, compared to a loss per diluted share of $1.24 and an adjusted loss per diluted share of 50 cents for the prior year period.
“During the third quarter of 2025 we recognized a $488 million benefit from the August 2025 decision of the EPA in clearing years of undue RIN strain on our balance sheet, in addition to 97% crude utilization, higher cracks and an increased capture rate all contributing to third quarter 2025 EBITDA of $625 million. While the EPA’s August decision was not perfect, we appreciate the Trump Administration recognizing the critical role small refineries like ours play in Unleashing American Energy. Of course, we will continue to fight for the full waivers Wynnewood Refining Company, LLC deserves,” said Dave Lamp, CVR Energy’s Chief Executive Officer. “With continued geopolitical tensions, the exorbitant replacement costs for refineries, steady global demand and declining supply as refinery closures are expected to outpace additions over the next 5 years, we should be well positioned into the future.
“CVR Partners achieved strong results for the third quarter of 2025, with a combined ammonia production rate of 95 percent coupled with a supportive market environment for nitrogen fertilizers,” Lamp said. “CVR Partners also was pleased to declare a third quarter 2025 cash distribution of $4.02 per common unit.”
Petroleum Segment
The Petroleum Segment reported a third quarter 2025 net income of $520 million and EBITDA of $572 million, compared to net loss of $110 million and EBITDA loss of $75 million for the third quarter of 2024. Adjusted EBITDA for the Petroleum Segment was $120 million for the third quarter of 2025, compared to adjusted EBITDA of $24 million for the third quarter of 2024.
Combined total throughput for the third quarter of 2025 was approximately 216,000 barrels per day (“bpd”) compared to approximately 189,000 bpd of combined total throughput for the third quarter of 2024. Throughput during the current quarter was higher primarily due to minor unplanned outages in the prior year period.
Refining margin for the third quarter of 2025 was $708 million, or $35.65 per total throughput barrel, compared to $44 million, or $2.53 per total throughput barrel, during the same period in 2024. Included in our third quarter 2025 refining margin were favorable mark-to-market impacts on our outstanding Renewable Fuel Standard (“RFS”) obligation of $471 million, which includes favorable adjustments to reflect the 2025 SRE Decision (defined below) of $488 million partially offset by an unfavorable renewable fuel credits, known as renewable identification numbers (“RINs”), revaluation of the renewable volume obligation (“RVO”) of $17 million, unfavorable inventory valuation impacts of $11 million, and unfavorable unrealized derivative impacts of $8 million primarily related to crack swap positions. Excluding these items, adjusted refining margin for the third quarter of 2025 was $12.87 per barrel, compared to an adjusted refining margin per barrel of $8.23 for the third quarter of 2024. The increase in adjusted refining margin per barrel was primarily due to an increase in the Group 3 2-1-1 crack spread.
1

Renewables Segment
The Renewables Segment reported third quarter 2025 net loss of $51 million and EBITDA loss of $15 million, compared to net income of $3 million and EBITDA of $9 million for the third quarter of 2024. Adjusted EBITDA loss for the Renewables Segment was $7 million for the third quarter of 2025, compared to adjusted EBITDA of $8 million for the third quarter of 2024.
Total vegetable oil throughput for the third quarter of 2025 was approximately 208,000 gallons per day (“gpd”), compared to approximately 214,000 gpd for the third quarter of 2024.
Renewables margin was less than $(1) million, or $(0.01) per vegetable oil throughput gallon, for the third quarter of 2025 compared to $21 million, or $1.09 per vegetable oil throughput gallon, for the third quarter of 2024. Factors contributing to the decrease in third quarter 2025 renewables margin compared to the prior period were a decrease in the heating oil-bean oil spread of $0.57 per gallon, a decrease of inventory net realizable value resulting in a write-down of $9 million in the third quarter of 2025, and decreased production and sales volumes, partially offset by an increase in D4 RINs and Low Carbon Fuel Standard (“LCFS”) credit prices and an increase in renewable diesel yield due to improved catalyst performance in the current period.
During the third quarter of 2025, the Company resolved to revert the renewable diesel unit (“RDU”) at the refinery in Wynnewood, Oklahoma (the “Wynnewood Refinery”) back to hydrocarbon processing service at the next scheduled catalyst change in December 2025 (the “RDU Reversion”), considering the unfavorable economics of the renewables business and to optimize feedstock and relieve certain logistical constraints within the refining business. While the Company expects to maintain the option to switch back to renewable diesel service if incentivized to do so, this decision is expected to result in changes to the Company’s reportable segments, subject to completion of the operational transition and related financial reporting assessments.
Nitrogen Fertilizer Segment
The Nitrogen Fertilizer Segment reported net income of $43 million and EBITDA of $71 million on net sales of $164 million for the third quarter of 2025, compared to net income of $4 million and EBITDA of $36 million on net sales of $125 million for the third quarter of 2024.
Production at CVR Partners, LP’s (“CVR Partners”) fertilizer facilities decreased slightly compared to the third quarter of 2024, producing a combined 208,000 tons of ammonia during the third quarter of 2025, of which 59,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 337,000 tons of urea ammonia nitrate (“UAN”). During the third quarter of 2024, the fertilizer facilities produced a combined 212,000 tons of ammonia, of which 61,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 321,000 tons of UAN.
For the third quarter 2025, average realized gate prices for ammonia and UAN were up 33 percent and 52 percent, respectively, over the prior year to $531 and $348 per ton, respectively. Average realized gate prices for ammonia and UAN were $399 and $229 per ton, respectively, for the third quarter of 2024.
Corporate and Other
The Company reported an income tax expense of $88 million, or 17.9 percent of income before income taxes, for the three months ended September 30, 2025, compared to an income tax benefit of $6 million, or 4.6 percent of loss before income taxes, for the three months ended September 30, 2024. The change in tax expense (benefit) was primarily due to an increase in overall pretax earnings while the change in the effective tax rate was primarily due to changes in pretax earnings attributable to noncontrolling interests and the impact of federal and state tax credits and incentives relative to overall pretax earnings.
Cash, Debt and Dividend
Consolidated cash and cash equivalents were $670 million at September 30, 2025, a decrease of $317 million from December 31, 2024. Consolidated total debt and finance lease obligations were $1.8 billion at September 30, 2025, including $570 million held by the Nitrogen Fertilizer Segment.
On July 25, 2025, certain of the Company’s subsidiaries prepaid $20 million in principal of the senior secured term loan facility (the “Term Loan”), plus any accrued and unpaid interest to the redemption date.
CVR Energy will not pay a cash dividend for the third quarter of 2025.
1

Today, CVR Partners announced that the Board of Directors of its general partner declared a third quarter 2025 cash distribution of $4.02 per common unit, which will be paid on November 17, 2025, to common unitholders of record as of November 10, 2025.
Third Quarter 2025 Earnings Conference Call
CVR Energy previously announced that it will host its third quarter 2025 Earnings Conference Call on Thursday, October 30, at 1 p.m. Eastern. The Earnings Conference Call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.
The third quarter 2025 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (800) 715-9871, conference ID 3388257. A repeat of the call can be accessed for seven days by dialing (800) 770-2030, conference ID 3388257. The webcast will be archived and available on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: continued safe and reliable operations; drivers of our results; EBITDA and Adjusted EBITDA; impact of the 2025 SRE Decision on our results; ability to secure full RFS waivers; management changes; impacts of planned and unplanned downtime; timing of turnarounds and impacts thereof on our results; asset utilization, capture, production volume, throughput, product yield and crude oil gathering rates, including the factors impacting same; cash flow generation; operating income and net sales, including the factors impacting same; refining margin; crack spreads, including the drivers thereof; impact of costs to comply with the RFS and revaluation of our RFS liability; inventory levels and valuation impacts; derivative gains and losses and the drivers thereof; renewable feedstocks; production rates and operations capabilities of our RDU, including the decision to return to hydrocarbon service and the benefits thereof; decisions to revert the RDU to renewable diesel service; reportable segments; supply and demand trends, including the impact of refinery closures thereon; RIN generation levels; benefits of our corporate transformation to segregate our renewables business; access to capital; RIN pricing, including its impact on performance and the Company’s ability to offset the impact thereof; LCFS credit and CARB ULSD pricing; carbon capture and decarbonization initiatives; demand for refined products; ammonia and UAN pricing; global fertilizer industry conditions; grain prices; crop inventory levels; crop and planting levels; production levels and utilization at our nitrogen fertilizer facilities; nitrogen fertilizer sales volumes; ability to and levels to which we upgrade ammonia to other fertilizer products, including UAN; income tax expense and benefits, including the drivers thereof; pretax earnings and our effective tax rate; the availability and impact of tax credits and incentives; use of proceeds under our debt instruments; debt levels; ability to paydown debt, make debt prepayments and terms associated therewith; cash and cash equivalent levels; dividends and distributions, including the timing, payment and amount (if any) thereof; direct operating expenses, capital expenditures, depreciation and amortization; turnaround expense; cash reserves; labor supply shortages, difficulties, disputes or strikes, including the impact thereof; timing of determinations and other interactions with, and submissions to, regulatory authorities and agencies; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) the health and economic effects of any pandemic, demand for fossil fuels and price volatility of crude oil, other feedstocks and refined products; the ability of Company to pay cash dividends and of CVR Partners to make cash distributions; potential operating hazards; costs of compliance with existing or new laws and regulations and potential liabilities arising therefrom; impacts of the planting season on CVR Partners; our controlling shareholder’s intention regarding ownership of our common stock or CVR Partners’ common units; general economic and business conditions; political disturbances, geopolitical instability and tensions; existing and future laws, rulings, policies and regulations, including the reinterpretation or amplification thereof by regulators, and including but not limited to those relating to the environment, climate change, and/or the production, transportation, or storage of hazardous chemicals, materials, or substances, like ammonia; political uncertainty and impacts to the oil and gas industry and the United States economy generally as a result of actions taken by the administration, including the imposition of tariffs or changes in climate or other energy laws, rules, regulations, or policies; impacts of plant outages; potential operating hazards from accidents, fires, severe weather, tornadoes, floods, wildfires, or other natural disasters; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual

Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the renewable fuels and petroleum refining and marketing business, as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners. CVR Energy subsidiaries serve as the general partner and own approximately 37 percent of the common units of CVR Partners.
Investors and others should note that CVR Energy may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Energy may use these channels to distribute material information about the Company and to communicate important information about the Company, corporate initiatives and other matters. Information that CVR Energy posts on its website could be deemed material; therefore, CVR Energy encourages investors, the media, its customers, business partners and others interested in the Company to review the information posted on its website.
Contact Information:
Investor Relations
Richard Roberts
(281) 207-3205
InvestorRelations@CVREnergy.com
Media Relations
Brandee Stephens
(281) 207-3516
MediaRelations@CVREnergy.com

Non-GAAP Measures
Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.
As a result of continuing volatile market conditions and the impacts certain non-cash items may have on the evaluation of our operations and results, the Company began disclosing the Adjusted Refining Margin non-GAAP measure, as defined below, in the second quarter of 2024. We believe the presentation of this non-GAAP measure is meaningful to compare our operating results between periods and better aligns with our peer companies. All prior periods presented have been conformed to the definition below.
The following are non-GAAP measures we present for the periods ended September 30, 2025 and 2024:
EBITDA - Consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.
Petroleum EBITDA, Renewables EBITDA, and Nitrogen Fertilizer EBITDA - Segment net income (loss) before segment (i) interest expense, net, (ii) income tax expense (benefit), and (iii) depreciation and amortization.
Refining Margin - The difference between our Petroleum Segment net sales and cost of materials and other.
Adjusted Refining Margin - Refining Margin adjusted for certain significant noncash items and items that management believes are not attributable to or indicative of our underlying operational results of the period or that may obscure results and trends we deem useful.
Refining Margin and Adjusted Refining Margin, per Throughput Barrel - Refining Margin and Adjusted Refining Margin divided by the total throughput barrels during the period, which is calculated as total throughput barrels per day times the number of days in the period.
Direct Operating Expenses per Throughput Barrel - Direct operating expenses for our Petroleum Segment divided by total throughput barrels for the period, which is calculated as total throughput barrels per day times the number of days in the period.
Renewables Margin - The difference between our Renewables Segment net sales and cost of materials and other.
Adjusted Renewables Margin - Renewables Margin adjusted for certain significant noncash items and items that management believes are not attributable to or indicative of our underlying operational results of the period or that may obscure results and trends we deem useful.
Renewables Margin and Adjusted Renewables Margin, per Vegetable Oil Throughput Gallon - Renewables Margin and Adjusted Renewables Margin divided by the total vegetable oil throughput gallons for the period, which is calculated as total vegetable oil throughput gallons per day times the number of days in the period.
Direct Operating Expenses per Vegetable Oil Throughput Gallon - Direct operating expenses for our Renewables Segment divided by total vegetable oil throughput gallons for the period, which is calculated as total vegetable oil throughput gallons per day times the number of days in the period.
Adjusted EBITDA, Petroleum Adjusted EBITDA, Renewables Adjusted EBITDA, and Nitrogen Fertilizer Adjusted EBITDA - EBITDA, Petroleum EBITDA, Renewables EBITDA, and Nitrogen Fertilizer EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our underlying operational results of the period or that may obscure results and trends we deem useful.
Adjusted Earnings (Loss) per Share - Earnings (loss) per share adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.
Free Cash Flow - Net cash provided by (used in) operating activities less capital expenditures and capitalized turnaround expenditures.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.
Factors Affecting Comparability of Our Financial Results
Our results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.
Petroleum Segment
Major Scheduled Turnaround Activities - Total capitalized expenditures as part of planned turnarounds were $165 million and $3 million during the three months ended September 30, 2025 and 2024, respectively, and $189 million and $45 million during the nine months ended September 30, 2025 and 2024, respectively.
Renewable Fuel Standard - As previously announced, on August 22, 2025, the U.S. Environmental Protection Agency (the “EPA”) issued a decision document to the Company’s subsidiary, Wynnewood Refining Company, LLC (“WRC”), affirming the validity of its previous grant of WRC’s petitions for small refinery hardship relief under the RFS for WRC’s 2017 and 2018 compliance periods and granting 100 percent waivers for WRC’s 2019 and 2021 compliance periods and granting 50 percent waivers for its 2020, 2022, 2023 and 2024 compliance periods (the “2025 SRE Decision”). Based on this decision, WRC’s obligations for the 2020 through 2024 compliance periods were reduced by more than 424 million RINs, resulting in an RVO adjustment and a gain of $488 million to reflect the small refinery hardship relief (“SRE”) waivers for the three months ended September 30, 2025.
Renewables Segment
While the Company expects to maintain the option to switch back to renewable diesel service after the RDU Reversion, if incentivized to do so, the remaining useful lives of certain assets within the Renewables Segment were adjusted as a result of changes in their expected utilization beginning in September 2025, which resulted in additional depreciation expense of $31 million during both the three and nine months ended September 30, 2025.

CVR Energy, Inc.
(all information in this release is unaudited)

Consolidated Statement of Operations Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2025	2024	2025	2024
Net sales	$1,944	$1,833	$5,352	$5,663
Operating costs and expenses:
Cost of materials and other	1,096	1,666	4,195	4,796
Direct operating expenses (exclusive of depreciation and amortization)	179	165	503	502
Depreciation and amortization	109	73	251	218
Cost of sales	1,384	1,904	4,949	5,516
Selling, general and administrative expenses (exclusive of depreciation and amortization)	42	40	115	103
Depreciation and amortization	2	2	7	6
Loss on asset disposals and project write-offs	4	—	4	1
Operating income (loss)	512	(113)	277	37
Other (expense) income:
Interest expense, net	(25)	(18)	(79)	(56)
Other income, net	2	3	5	10
Income (loss) before income tax expense	489	(128)	203	(9)
Income tax expense (benefit)	88	(6)	(3)	(14)
Net income (loss)	401	(122)	206	5
Less: Net income attributable to noncontrolling interest	27	2	69	27
Net income (loss) attributable to CVR Energy stockholders	$374	$(124)	$137	$(22)

Basic and diluted earnings (loss) per share	$3.72	$(1.24)	$1.37	$(0.22)
Dividends declared per share	$—	$0.50	$—	$1.50

Adjusted earnings (loss) per share *	$0.40	$(0.50)	$(0.41)	$(0.38)
EBITDA *	$625	$(35)	$540	$271
Adjusted EBITDA *	$180	$63	$302	$249

Weighted-average common shares outstanding - basic and diluted	100.5	100.5	100.5	100.5

*See “Non-GAAP Reconciliations” section below.
Selected Consolidated Balance Sheet Data

(in millions)	September 30, 2025	December 31, 2024
Cash and cash equivalents	$670	$987
Working capital (inclusive of cash and cash equivalents)	723	726
Total assets	3,992	4,263
Total debt and finance lease obligations, including current portion	1,841	1,919
Total liabilities	2,951	3,375
Total CVR stockholders’ equity	840	703

Selected Consolidated Cash Flow Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Net cash provided by (used in):
Operating activities	$163	$48	$144	$306
Investing activities	(42)	(35)	(309)	(164)
Financing activities	(47)	(65)	(152)	(794)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$74	$(52)	$(317)	$(652)

Free cash flow *	$121	$13	$(176)	$141

* See “Non-GAAP Reconciliations” section below.
Selected Segment Data

	Three Months Ended September 30,
	2025				2024
(in millions)	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated
Net sales	$1,739	$99	$164	$1,944	$1,648	$99	$125	$1,833
Operating income (loss)	518	(51)	51	512	(119)	3	11	(113)
Net income (loss)	520	(51)	43	401	(110)	3	4	(122)
EBITDA *	572	(15)	71	625	(75)	9	36	(35)

Capital expenditures (1)
Maintenance	$15	$1	$8	$24	$22	$1	$7	$31
Growth	10	—	6	16	6	(1)	3	8
Total capital expenditures	$25	$1	$14	$40	$28	$—	$10	$39

	Nine Months Ended September 30,
	2025				2024
(in millions)	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated
Net sales	$4,777	$240	$475	$5,352	$5,165	$196	$386	$5,663
Operating Income	224	(63)	132	277	9	(18)	65	37
Net income (loss)	223	(62)	109	206	35	(18)	43	5
EBITDA *	370	(13)	191	540	152	—	129	271

Capital expenditures (1)
Maintenance	$70	$2	$18	$90	$66	$2	$15	$87
Growth	28	1	12	42	31	8	4	43
Total capital expenditures	$98	$3	$30	$132	$97	$10	$19	$130

* See “Non-GAAP Reconciliations” section below.
(1)Capital expenditures are shown exclusive of capitalized turnaround expenditures.

	September 30, 2025				December 31, 2024
(in millions)	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated
Cash and cash equivalents (1)	$317	$15	$156	$670	$735	$13	$91	$987
Total assets	3,001	393	1,037	3,992	3,288	420	1,019	4,263
Total debt and finance lease obligations, including current portion (2)	271	—	570	1,841	354	—	569	1,919

(1)Corporate cash and cash equivalents consisted of $182 million and $148 million at September 30, 2025 and December 31, 2024, respectively.
(2)Corporate total debt and finance lease obligations, including current portion consisted of $1.0 billion and $996 million at September 30, 2025 and December 31, 2024, respectively.
Petroleum Segment
Key Operating Metrics per Total Throughput Barrel

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Refining margin *	$35.65	$2.53	$15.93	$9.96
Adjusted refining margin *	12.87	8.23	10.68	9.51
Direct operating expenses *	5.69	5.72	6.62	6.14

*See “Non-GAAP Reconciliations” section below.
Refining Throughput and Production Data by Refinery

Throughput Data	Three Months Ended September 30,		Nine Months Ended September 30,
(in bpd)	2025	2024	2025	2024
Coffeyville
Gathered crude	60,376	70,657	48,821	73,477
Other domestic	67,400	35,111	37,863	36,549
Canadian	—	6,243	405	8,423
Condensate	3,110	—	1,048	4,244
Other feedstocks and blendstocks	11,083	11,691	8,449	11,678
Wynnewood
Gathered crude	54,495	51,821	56,114	43,055
Other domestic	7,079	1,504	3,106	1,309
Condensate	6,959	9,663	8,681	8,634
Other feedstocks and blendstocks	5,466	2,604	5,361	3,058
Total throughput	215,968	189,294	169,848	190,427

Production Data	Three Months Ended September 30,		Nine Months Ended September 30,
(in bpd)	2025	2024	2025	2024
Coffeyville
Gasoline	69,660	62,031	46,493	68,732
Distillate	63,040	52,030	43,552	55,237
Other liquid products	5,450	5,169	3,780	5,578
Solids	4,390	4,734	3,152	4,901
Wynnewood
Gasoline	36,292	34,539	37,550	30,746
Distillate	25,350	23,902	24,649	19,722
Other liquid products	9,897	5,874	7,758	4,600
Solids	9	11	10	8
Total production	214,088	188,290	166,944	189,524

Crude utilization (1)	96.6%	84.7%	75.6%	85.1%
Light product yield (as % of crude throughput) (2)	97.5%	98.6%	97.6%	99.3%
Liquid volume yield (as % of total throughput) (3)	97.1%	97.0%	96.4%	96.9%
Distillate yield (as % of crude throughput) (4)	44.3%	43.4%	43.7%	42.7%

(1)Total Gathered crude, Other domestic, Canadian, and Condensate throughput (collectively, “Total Crude Throughput”) divided by consolidated crude oil throughput capacity of 206,500 bpd.
(2)Total Gasoline and Distillate divided by Total Crude Throughput.
(3)Total Gasoline, Distillate, and Other liquid products divided by total throughput.
(4)Total Distillate divided by Total Crude Throughput.
Key Market Indicators

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars per barrel)	2025	2024	2025	2024
West Texas Intermediate (WTI) NYMEX	$64.90	$75.27	$66.63	$77.62
Crude Oil Differentials to WTI:
Brent	3.26	3.43	3.28	4.20
WCS (heavy sour)	(11.40)	(13.84)	(11.04)	(14.43)
Condensate	(0.30)	(0.32)	(0.50)	(0.60)
Midland Cushing	0.83	0.78	0.94	1.14
NYMEX Crack Spreads:
Gasoline	22.91	19.86	21.59	23.31
Heating Oil	33.54	22.21	29.66	27.78
NYMEX 2-1-1 Crack Spread	28.23	21.03	25.62	25.54
PADD II Group 3 Product Basis:
Gasoline	(3.62)	(1.77)	(3.35)	(7.43)
Ultra-Low Sulfur Diesel	(0.88)	(1.51)	(2.65)	(5.15)
PADD II Group 3 Product Crack Spread:
Gasoline	19.29	18.09	18.23	15.88
Ultra-Low Sulfur Diesel	32.66	20.70	27.01	22.62
PADD II Group 3 2-1-1	25.97	19.40	22.62	19.25

Renewables Segment
Key Operating Metrics per Vegetable Oil Throughput Gallon

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Renewables margin *	$(0.01)	$1.09	$0.44	$0.81
Adjusted renewables margin *	0.37	1.03	0.55	0.85
Direct operating expenses *	0.45	0.48	0.49	0.62

*See “Non-GAAP Reconciliations” section below.
Renewables Throughput and Production Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in gallons per day)	2025	2024	2025	2024
Throughput Data
Corn Oil	—	64,548	6,718	44,952
Soybean Oil	207,549	149,357	166,207	94,008

Production Data
Renewable diesel	190,464	193,649	161,178	124,759

Renewable utilization (1)	82.4%	84.9%	68.6%	55.1%
Renewable diesel yield (as % of corn and soybean oil throughput)	91.8%	90.5%	93.2%	89.8%

(1)Total corn and soybean oil throughput divided by total renewable throughput capacity of 252,000 gallons per day.
Key Market Indicators

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Chicago Board of Trade (CBOT) soybean oil (dollars per pound)	$0.53	$0.43	$0.49	$0.45
Midwest crude corn oil (dollars per pound)	0.56	0.49	0.51	0.51
CARB ULSD (dollars per gallon)	2.51	2.34	2.43	2.53
NYMEX ULSD (dollars per gallon)	2.34	2.32	2.29	2.51
California LCFS (dollars per metric ton)	53.47	53.37	57.17	56.02
Biodiesel RINs (dollars per RIN)	1.13	0.60	1.00	0.57
Nitrogen Fertilizer Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(percent of capacity utilization)	2025	2024	2025	2024
Ammonia utilization rate (1)	95%	97%	96%	96%

(1)Reflects our ammonia utilization rate on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of CVR Partners’ facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three and nine months ended September 30, 2025 and 2024 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Consolidated sales volumes (thousands of tons):
Ammonia	48	62	165	175
UAN	328	336	1,009	950

Consolidated product pricing at gate (dollars per ton): (1)
Ammonia	$531	$399	$561	$481
UAN	348	229	307	254

Consolidated production volume (thousands of tons):
Ammonia (gross produced) (2)	208	212	621	626
Ammonia (net available for sale) (2)	59	61	181	191
UAN	337	321	1,005	964

Feedstock:
Petroleum coke used in production (thousands of tons)	134	133	394	395
Petroleum coke used in production (dollars per ton)	$44.58	$44.69	$47.86	$60.93
Natural gas used in production (thousands of MMBtus) (3)	2,114	2,082	6,171	6,443
Natural gas used in production (dollars per MMBtu) (3)	$3.18	$2.19	$3.72	$2.40

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.
Key Market Indicators

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Ammonia — Southern plains (dollars per ton)	$618	$491	$582	$528
Ammonia — Corn belt (dollars per ton)	657	537	635	568
UAN — Corn belt (dollars per ton)	399	254	375	278

Natural gas NYMEX (dollars per MMBtu)	$3.03	$2.11	$3.46	$2.11

Q4 2025 Outlook
The table below summarizes our outlook for certain operational statistics and financial information for the fourth quarter of 2025. See “Forward-Looking Statements” above.

	Q4 2025
	Low	High
Petroleum
Total throughput (bpd)	200,000	215,000
Crude utilization (1)	92%	97%
Direct operating expenses (in millions) (2)	$105	$115

Renewables
Total throughput (in millions of gallons)	10	15
Renewable utilization (4)	45%	65%
Direct operating expenses (in millions) (2)	$8	$10

Nitrogen Fertilizer
Ammonia utilization rate	80%	85%
Direct operating expenses (in millions) (2)	$58	$63

Capital Expenditures (in millions) (3)
Petroleum	$20	$25
Renewables	1	3
Nitrogen Fertilizer	30	35
Other	2	4
Total capital expenditures	$53	$67

(1)Represents crude oil throughput divided by consolidated crude oil throughput capacity of 206,500 bpd.
(2)Direct operating expenses are shown exclusive of depreciation and amortization, turnaround expenses, and inventory valuation impacts.
(3)Turnaround and capital expenditures are disclosed on an accrual basis.
(4)Represents renewable feedstock throughput divided by total renewable throughput capacity of 252,000 gallons per day.
Non-GAAP Reconciliations
Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Net income (loss)	$401	$(122)	$206	$5
Interest expense, net	25	18	79	56
Income tax expense (benefit)	88	(6)	(3)	(14)
Depreciation and amortization	111	75	258	224
EBITDA	625	(35)	540	271
Adjustments:
Changes in RFS liability, (favorable) unfavorable	(471)	59	(271)	(32)
Unrealized loss on derivatives, net	8	9	6	16
Inventory valuation impacts, unfavorable (favorable)	18	30	27	(6)
Adjusted EBITDA	$180	$63	$302	$249

Reconciliation of Basic and Diluted Earnings (Loss) per Share to Adjusted Earnings (Loss) per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Basic and diluted earnings (loss) per share	$3.72	$(1.24)	$1.37	$(0.22)
Adjustments: (1)
Revaluation of RFS liability, (favorable) unfavorable	(3.52)	0.44	(2.03)	(0.24)
Unrealized loss on derivatives, net	0.06	0.07	0.05	0.12
Inventory valuation impacts, unfavorable (favorable)	0.14	0.23	0.20	(0.04)
Adjusted earnings (loss) per share	$0.40	$(0.50)	$(0.41)	$(0.38)

(1)Amounts are shown after-tax, using the Company’s marginal tax rate, and are presented on a per share basis using the weighted average shares outstanding for each period.
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Net cash provided by operating activities	$163	$48	$144	$306
Less:
Capital expenditures	(38)	(34)	(130)	(124)
Capitalized turnaround expenditures	(5)	(2)	(196)	(46)
Return of equity method investment	1	1	6	5
Free cash flow	$121	$13	$(176)	$141
Reconciliation of Petroleum Segment Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Petroleum net income (loss)	$520	$(110)	$223	$35
Interest (income) expense, net	—	(5)	5	(16)
Depreciation and amortization	52	40	142	133
Petroleum EBITDA	572	(75)	370	152
Adjustments:
Changes in RFS liability, (favorable) unfavorable (1)	(471)	59	(271)	(32)
Unrealized loss on derivatives, net	8	9	7	16
Inventory valuation impacts, unfavorable (favorable) (2)	11	31	21	(8)
Petroleum Adjusted EBITDA	$120	$24	$127	$128

Reconciliation of Petroleum Segment Gross Profit (Loss) to Refining Margin and Adjusted Refining Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Net sales	$1,739	$1,648	$4,777	$5,165
Less:
Cost of materials and other	(1,031)	(1,604)	(4,039)	(4,645)
Direct operating expenses (exclusive of depreciation and amortization)	(113)	(100)	(306)	(320)
Depreciation and amortization	(52)	(40)	(142)	(133)
Gross profit (loss)	543	(96)	290	67
Add:
Direct operating expenses (exclusive of depreciation and amortization)	113	100	306	320
Depreciation and amortization	52	40	142	133
Refining margin	708	44	738	520
Adjustments:
Revaluation of RFS liability, (favorable) unfavorable	(471)	59	(271)	(32)
Unrealized loss on derivatives, net	8	9	7	16
Inventory valuation impacts, unfavorable (favorable) (2)	11	31	21	(8)
Adjusted refining margin	$256	$143	$495	$496

Total throughput barrels per day	215,968	189,294	169,848	190,427
Days in the period	92	92	273	274
Total throughput barrels	19,869,004	17,415,033	46,368,569	52,176,994

Refining margin per total throughput barrel	$35.65	$2.53	$15.93	$9.96
Adjusted refining margin per total throughput barrel	12.87	8.23	10.68	9.51
Direct operating expenses per total throughput barrel	5.69	5.72	6.62	6.14

(1)Changes in the RFS liability include adjustments to reflect the 2025 SRE Decision in the amount of $488 million for the three and nine months ended September 30, 2025, as well as the revaluation of the RVO.
(2)The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period.
Reconciliation of Renewables Segment Net (Loss) Income to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Renewables net (loss) income	$(51)	$3	$(62)	$(18)
Interest income, net	—	—	(1)	—
Depreciation and amortization	36	6	50	18
Renewables EBITDA	(15)	9	(13)	—
Adjustments:
Inventory valuation impacts, unfavorable (favorable) (1) (2)	8	(1)	5	1
Renewables Adjusted EBITDA	$(7)	$8	$(8)	$1

Reconciliation of Renewables Segment Gross (Loss) Profit to Renewables Margin and Adjusted Renewables Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except throughput data)	2025	2024	2025	2024
Net sales	$99	$99	$240	$196
Less:
Cost of materials and other	(99)	(78)	(219)	(165)
Direct operating expenses (exclusive of depreciation and amortization)	(9)	(9)	(23)	(24)
Depreciation and amortization	(36)	(6)	(50)	(18)
Gross (loss) profit	(45)	6	(52)	(11)
Add:
Direct operating expenses (exclusive of depreciation and amortization)	9	9	23	24
Depreciation and amortization	36	6	50	18
Renewables margin	—	21	21	31
Inventory valuation impacts, unfavorable (favorable) (1) (2)	8	(1)	5	1
Adjusted renewables margin	$8	$20	$26	$32

Total vegetable oil throughput gallons per day	207,549	213,905	172,925	138,960
Days in the period	92	92	273	274
Total vegetable oil throughput gallons	19,094,515	19,679,181	47,208,459	38,074,830

Renewables margin per vegetable oil throughput gallon	$(0.01)	$1.09	$0.44	$0.81
Adjusted renewables margin per vegetable oil throughput gallon	0.37	1.03	0.55	0.85
Direct operating expenses per vegetable oil throughput gallon	0.45	0.48	0.49	0.62

(1)The Renewables Segment’s basis for determining inventory value under GAAP is FIFO. Changes in renewable diesel and renewable feedstock prices can cause fluctuations in the inventory valuation of renewable diesel, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when renewable diesel prices increase and an unfavorable inventory valuation impact when renewable diesel prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period.
(2)Includes an inventory valuation charge of $2 million and $9 million for the three months ended June 30, 2025 and September 30, 2025, respectively, as inventories were reflected at the lower of cost or net realizable value. No adjustment was necessary for any other period in 2025 or 2024.
Reconciliation of Nitrogen Fertilizer Segment Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Nitrogen Fertilizer net income	$43	$4	$109	$43
Interest expense, net	8	7	23	22
Depreciation and amortization	20	25	59	64
Nitrogen Fertilizer EBITDA and Adjusted EBITDA	$71	$36	$191	$129